                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                LTX Corporation
                (Name of Registrant as Specified In Its Charter)

                                LTX Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                    [LOGO]

                                LTX CORPORATION
                         LTX PARK AT UNIVERSITY AVENUE
                         WESTWOOD, MASSACHUSETTS 02090

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               DECEMBER 13, 1995

     The Annual Meeting of Stockholders of LTX Corporation will be held at the Hilton at Dedham Place, 95 Dedham Place, Exit 14, Allied Drive off I-95 (Rte.
128), Dedham, Massachusetts, on December 13, 1995, beginning at 3:00 p.m. local time, for the following purposes:

          1. To elect three members to the Board of Directors to serve for a three-year term as Class III Directors.

          2. To consider and act upon a proposed amendment to the 1993 Employees' Stock Purchase Plan to increase the number of shares subject to the Plan from 600,000 to 1,200,000 shares.

          3. To consider and act upon a proposed amendment to the 1990 Stock Option Plan to change the award of options to members of the Board of Directors who are not employees of LTX Corporation.

          4. To consider and act upon a proposed amendment to the 1990 Stock Option Plan to increase the number of shares subject to the Plan from 2,700,000 to 3,700,000.

          5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on October 31, 1995 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

-------------------------------------------------------------------------------
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------
                                                    PAMELA A. KEATING, Clerk

November 8, 1995

                                LTX CORPORATION

                                PROXY STATEMENT

                                                                November 8, 1995

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LTX Corporation ("LTX" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on December 13, 1995, and any adjournments thereof (the "1995 Annual Meeting"). Shares as to which a proxy has been executed will be voted as specified in the proxy. A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included. A proxy may be revoked at any time by notice in writing received by the Clerk of the Company before it is voted.

     Solicitation of proxies by mail is expected to commence on November 8, 1995, and the cost thereof will be borne by the Company. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                               VOTING SECURITIES

     The Company's only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. Each stockholder of record on October 31, 1995, is entitled to one vote for each share registered in such stockholder's name. As of that date there were 34,664,576 shares of common stock issued and outstanding.

                              CERTAIN STOCKHOLDERS

     The following table sets forth, as of October 6, 1995, the amount and percentage of outstanding common stock of the Company beneficially owned by (i) each person known by the Company to beneficially own 5% of the Company's outstanding common stock, (ii) each executive officer named in the Summary Compensation Table under the heading "Compensation of Executives" on page 5,
(iii) each director and (iv) all directors and executive officers of the Company as a group, on the basis of information supplied to the Company.

                                                              NUMBER OF SHARES
                                                               OF COMMON STOCK           PERCENT OF
                  NAME AND ADDRESS(1)                       BENEFICIALLY OWNED(2)       COMMON STOCK
--------------------------------------------------------    ---------------------       ------------
State of Wisconsin Investment Board.....................          2,575,000                  7.6%
Gruber & McBaine Capital Management, Inc.(3)............          2,278,800                  6.7
Ando Electric Co., Ltd. ................................          2,000,000                  5.9
Graham C. C. Miller.....................................            809,180                  2.4
Roger W. Blethen........................................            141,565                    *
Martin S. Francis.......................................            123,532                    *
Kenneth E. Daub.........................................             67,728                    *
John J. Arcari..........................................             45,890                    *
Jacques Bouyer..........................................             15,000                    *
Fred J. Butler..........................................             10,334                    *

                                                              NUMBER OF SHARES
                                                               OF COMMON STOCK           PERCENT OF
                  NAME AND ADDRESS(1)                       BENEFICIALLY OWNED(2)       COMMON STOCK
                  -------------------                       ---------------------       ------------
Samuel Rubinovitz.......................................              6,668                    *
Roger J. Maggs..........................................              4,000                    *
Robert E. Moore.........................................              3,000                    *
All directors and executive officers as a group (10
  persons)..............................................          1,203,132                  3.6

---------------
 * Less than 1%.

(1) The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707, Gruber & McBaine Capital Management, Inc. is 50 Osgood Place, San Francisco, California 94133 and Ando Electric Co., Ltd. is 19-7, Kamata, 4--chome, Ota-ku, Tokyo 144, Japan.

(2) All shares shown as owned by Ando Electric Co., Ltd. are under a warrant presently exercisable by Ando. Shares owned by Messrs. Miller, Blethen, Francis, Daub, Arcari, Bouyer, Rubinovitz, Maggs and Moore, and by all executive officers and directors as a group include 200,600 shares, 64,720 shares, 99,000 shares, 66,550 shares, 44,850 shares, 9,000 shares, 6,668 shares, 4,000 shares, 1,000 shares and 474,373 shares, respectively, under stock options which are presently exercisable or become so within sixty days.

(3) Based on a Schedule 13D filed in April 1995 by Gruber & McBaine Capital Management, Inc. and various related parties as a group; these shares represent the aggregate holdings of members of this group.


                         ITEM 1.  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the Class III Directors expires at the 1995 Annual Meeting. The nominees for election as Class III Directors are Messrs. Bouyer, Francis and Rubinovitz. Mr. Bouyer and Mr. Francis were elected Directors at the Annual Meeting of Stockholders held in December 1992. Mr. Rubinovitz was elected a Director by the Board of Directors in September 1994. If re-elected, the Class III nominees will hold office until the Annual Meeting of Stockholders to be held in 1998 and until their successors shall have been elected and shall have qualified.

     Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class III Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of all of the nominees for Class III Directors. If the proxy indicates that the stockholder wishes to withhold a vote from any or all nominees for Class III Directors, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxies will vote for the other nominees and may vote for a substitute for such nominee.

     Set forth below is information for each of the nominees for Class III Directors to be elected at the 1995 Annual Meeting, and for each of the Class I Directors and Class II Directors who will continue to serve until the Annual Meetings of the Stockholders to be held in 1996 and 1997, respectively.


NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 1998 ANNUAL
MEETING (CLASS III DIRECTORS)

            NAME                              BUSINESS AFFILIATIONS
            ----                              ---------------------
Jacques Bouyer...............  Mr. Bouyer, age 67, was elected a Director of the
                                 Company in 1991. Mr. Bouyer has been a
                                 management consultant since 1990. Mr. Bouyer
                                 was Chairman of the Board and Chief Executive
                                 Officer of Philips Composants S.A., an
                                 electronics company which is a wholly-owned
                                 subsidiary of Philips Electronics N.V. from
                                 1986 until his retirement from that company in
                                 1990. He is also a director of Richardson
                                 Electronics, Ltd.


Martin S. Francis............  Mr. Francis, age 49, has been a Director since
                                 1991. Mr. Francis was elected a President of
                                 the Company in February 1994 and was a Senior
                                 Vice President from 1991 until 1994. Prior to
                                 1991, Mr. Francis held senior management
                                 positions in the Company's international
                                 operations from the time that he joined LTX in
                                 1982.

Samuel Rubinovitz............  Mr. Rubinovitz, age 65, was elected a Director of the Company in 1994. He was Executive Vice
                                 President of EG&G, Inc., responsible for the
                                 aerospace, optoelectronics and instrument
                                 product groups from 1989 until his retirement
                                 in 1994. He is a director of EG&G, Inc.,
                                 Richardson Electronics, Ltd., KLA Instruments
                                 Inc. and Kronos Inc.




DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 1996 ANNUAL MEETING (CLASS I
DIRECTORS)

              NAME                            BUSINESS AFFILIATIONS
              ----                            ---------------------
Graham C. C. Miller..........  Mr. Miller, age 64, has been the Chairman of the
                                 Board of the Company since its formation in
                                 1976. Mr. Miller was a founder of the Company
                                 and was President of the Company from 1976
                                 until February 1994. Mr. Miller is also a
                                 director of Newbridge Networks Corporation.

Robert E. Moore..............  Mr. Moore, age 57, has been a Director of the
                                 Company since 1989. Mr. Moore is currently
                                 President and Chairman of the Board of Reliable
                                 Power Meters, Inc., a company founded by him in
                                 1992 which manufactures and sells power
                                 measurement instruments. He also was a founder
                                 of Basic Measuring Instruments, Inc., which
                                 manufactures and sells power measurement
                                 instruments, and served as a director of that
                                 company from 1982 until 1990 and as a Senior
                                 Vice President responsible for marketing and
                                 sales from 1985 until 1990.



DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 1997 ANNUAL MEETING (CLASS
II DIRECTORS)

              NAME                            BUSINESS AFFILIATIONS
              ----                            ---------------------
Roger W. Blethen.............  Mr. Blethen, age 44, has been a Director since
                                 1980. Mr. Blethen was elected a President of
                                 the Company in February 1994 and was a Senior
                                 Vice President of the Company from 1985 until
                                 1994. Mr. Blethen was a founder of the Company
                                 and served in a number of senior management
                                 positions with the Company since its formation
                                 in 1976.

Fred J. Butler...............  Mr. Butler, age 66, was elected a Director of LTX in 1993. Mr. Butler was Vice President Finance
                                 of Thinking Machines Corporation, a
                                 manufacturer of supercomputers, from 1988 until
                                 his retirement in 1994. Thinking Machines
                                 Corporation filed for protection under Chapter
                                 11 of the Federal bankruptcy laws in 1994. From
                                 1980 until 1988 Mr. Butler was Senior Vice
                                 President Finance and Treasurer of Compugraphic
                                 Corporation, a supplier of photo typesetting
                                 equipment.

Roger J. Maggs...............  Mr. Maggs, age 49, was elected a Director of the
                                 Company in 1994. Mr. Maggs is currently
                                 President of Celtic House Investment Partners,
                                 a private investment firm. Mr. Maggs was a Vice
                                 President of Alcan Aluminium Limited from 1986
                                 until 1994.


RECOMMENDED VOTE

     The affirmative vote of the holders of a plurality of the Company's outstanding common stock present in person or by proxy and voting at the 1995 Annual Meeting is required to elect the Class III Directors. The Board of Directors recommends you vote "FOR" the election of its nominees for Class III Directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a retainer of $12,000 per year, payable on a quarterly basis, a fee of $1,000 for each directors' meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors. Directors are also reimbursed for travel expenses for attending meetings. In addition, directors who are not employees of the Company receive an option to purchase 20,000 shares on the date first elected to the Board, 6,000 additional shares in each year served as a member of the Board, 2,000 additional shares in each year served as chairman of a committee of the Board and 1,000 additional shares in each year served as a member of a committee of the Board. All of such options have an exercise price of $1.00 per share. As further described in Item 3 of this Proxy Statement, the Board has adopted amendments to the 1990 Stock Option Plan, subject to approval by the stockholders, to provide that in the future, options received by directors who are not employees of the Company will have a fair market value exercise price, and to increase the number of shares awarded to these directors. In addition, directors who are not employees of the Company may elect to pay premiums and receive benefits under the Company's group health insurance plans. In fiscal 1995, Mr. Miller received, in addition, $90,000 for his services as Chairman of the Board. Beginning in fiscal 1996, for as long as Mr. Miller continues to serve as Chairman of the Board, he will receive an annual retainer and Board meeting and committee meeting fees equal to twice that received by the other directors who are not employees of the Company, and he will receive an additional one-time grant of an option to purchase 6,000 shares at an exercise price of $1.00 per share. In fiscal 1995 Mr. Miller also received $210,000 as salary continuation and a bonus of $190,000 under the Company's Executive Bonus Plan under an agreement entered into in connection with the resignation of Mr. Miller as President of the Company in February 1994. In fiscal 1995, Mr. Bouyer received, in addition, $20,691 for services as a consultant to the Company's French subsidiary and LTX has agreed to pay any uninsured medical expenses he may have while in the United States attending to business of the Company. Employee directors receive no separate, additional compensation or options for their services as directors.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors of the Company held eight meetings during the fiscal year ended July 31, 1995, and took other actions by unanimous consent of the Board of Directors. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they respectively served. The Board has a standing Compensation Committee which meets periodically and met five times during the fiscal year ended July 31, 1995. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The members of the Compensation Committee are Messrs. Bouyer and Moore. The Board has a standing Audit Committee which meets periodically and met six times during the fiscal year ended July 31, 1995. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the accounting and financial functions of the Company, including the appointment of the Company's independent auditors. The members of the Audit Committee are Messrs. Butler, Maggs and Moore. The Board has a standing Strategic Planning Committee which meets periodically and met four times during the fiscal year ended July 31, 1995. The Strategic Planning Committee is responsible for developing and reviewing long-term strategic plans for the Company. The members of the Strategic Planning Committee are Messrs. Blethen, Bouyer, Francis, Miller, Moore and Rubinovitz. The Board established a Directors' Affairs Committee in June 1994 which meets periodically and met four times during the fiscal year ended July 31, 1995. The Directors' Affairs Committee is responsible for review of the make-up of the Board, proposals for new candidates to be members of the Board and review of compensation of directors. The members of the Directors' Affairs Committee are Messrs. Bouyer, Butler, Maggs, Moore and Rubinovitz.


                           COMPENSATION OF EXECUTIVES


SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the annual and long term compensation of the Company's Presidents and the two other most highly compensated executive officers of the Company in 1995, for the past three fiscal years (such executive officers are sometimes collectively referred to herein as the "named executive officers"):

                                          ANNUAL COMPENSATION               LONG TERM
                                 -------------------------------------    COMPENSATION
                                                            OTHER        ---------------
          NAME                                             ANNUAL            OPTIONS          ALL OTHER
 AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)   COMPENSATION(3)     GRANTED(#)      COMPENSATION(5)
------------------------  -----  --------   --------   ---------------   ---------------   ---------------
Roger W. Blethen........   1995  $240,000   $158,210(2)     $   --            30,000           $ 1,380
  President                1994   260,000         --            --            55,000               670
                           1993   270,000     29,238            --            36,000               918

Martin S. Francis.......   1995   240,000    158,210            --            30,000            57,740
  President                1994   201,500      4,702        26,000(4)         45,000            29,176
                           1993   154,389    164,901            --            28,000            41,508

John J. Arcari..........   1995   184,000     70,581            --            10,000               453
  Chief Financial          1994   175,000         --            --             8,000               425
     Officer               1993   175,000      1,300            --            15,000               387

Kenneth E. Daub.........   1995   218,000    119,464            --            10,000               924
  Senior Vice President    1994   208,000     52,438            --             8,000               840
                           1993   173,000     57,464            --            15,000             2,534

---------------
(1) Amounts shown under "Bonus" column for fiscal year 1994 represent, for Mr. Francis, bonuses paid under the Executive Bonus Plan in effect for the first two quarters and represent, for Mr. Daub, commission payments.

(2) Amount of bonus was $158,210; the amount actually paid in fiscal 1995 was reduced by $20,000 to adjust for an advance on Mr. Blethen's fiscal 1995 bonus which was paid as salary in fiscal 1994.

(3) Amounts shown under "Other Annual Compensation" column exclude perquisites if the aggregate amount of the named executive officer's perquisites was less than the lesser of $50,000 or 10% of such officer's salary plus bonus.

(4) Amount shown includes relocation costs payable to Mr. Francis of $19,000 and a $7,000 automobile allowance.

(5) Amounts shown under "All Other Compensation" column represent, for Messrs. Blethen, Arcari and Daub, taxable amounts in respect of term life insurance, and for Mr. Francis, amounts contributed to benefit plans generally available to employees who are citizens of the United Kingdom.



OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 1995 by the Company to each of the named executive officers:

                                           INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                              --------------------------------------------         VALUE AT ASSUMED ANNUAL
                                             % OF TOTAL                              RATES OF STOCK PRICE
                                              OPTIONS                          APPRECIATION FOR OPTION TERM(B)
                                              GRANTED                          --------------------------------
                               OPTIONS      TO EMPLOYEES    EXERCISE PRICE     EXPIRATION
            NAME              GRANTED(A)   IN FISCAL YEAR     PER SHARE           DATE         5%        10%
            ----              ----------   --------------   --------------     ----------   --------   --------
Roger W. Blethen............    30,000           8.4%          $ 5.5625            3/9/05   $104,964   $265,999
Martin S. Francis...........    30,000           8.4             5.5625            3/9/05    104,964    265,999
John J. Arcari..............    10,000           2.8             5.5625            3/9/05     34,988     88,666
Kenneth E. Daub.............    10,000           2.8             5.5625            3/9/05     34,988     88,666

---------------
(A) These options become exercisable in three installments. Twenty percent become exercisable one year from the grant date, thirty-five percent become exercisable two years from the grant date and forty-five percent become exercisable three years from the grant date.

(B) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock appreciation exercises will depend on the future performance of the common stock and the date on which the options are exercised.



OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the aggregate dollar value of all options exercised during the fiscal year ended July 31, 1995 and the total number of unexercised options held on July 31, 1995, by each of the named executive officers:

                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT               IN-THE-MONEY OPTIONS
                                                               FISCAL YEAR END            AT FISCAL YEAR END(A)
                            SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
           NAME               ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   --------   -----------   -------------   -----------   -------------
Roger W. Blethen..........       54,000       $425,250      55,305         73,670       $ 453,940      $ 518,376
Martin S. Francis.........           --             --      86,400         78,600         735,888        553,175
John J. Arcari............           --             --      38,100         23,150         328,713        175,663
Kenneth E. Daub...........           --             --      66,550         23,150         558,674        175,663

---------------

(A) The closing price for the Company's common stock as reported by the Nasdaq National Market on July 31, 1995, the last business day of fiscal 1995, was $11.125. Value is calculated on the basis of the difference between the option exercise price and $11.125 multiplied by the number of shares of common stock underlying the option.


CHANGE OF CONTROL ARRANGEMENTS

     Options granted to the named executive officers contain provisions pursuant to which, under certain circumstances, they shall become fully vested and immediately exercisable upon a "change of control event" as defined in such options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of two directors who are not employees of the Company. The Committee has met four times since the last Annual Meeting of Stockholders of the Company. The Compensation Committee is responsible for establishing compensation policies with respect to all executive officers of the Company and determining on an annual basis the compensation of these individuals.

     The Compensation Committee has identified six goals for its work on behalf of the Company:

     1. Insure appropriate linkage between executive compensation and creation of stockholder value.

     2. Insure that the total compensation program can attract, motivate and retain executives with outstanding abilities.

     3. Determine the competitiveness of current cash and equity incentive opportunities.

     4. Evaluate the components of fixed salary and flexible compensation.

     5. Adopt and implement a cash bonus plan.

     6. Evaluate the effectiveness of the Company's equity opportunities for executives.

     In order to fulfill these goals, the Committee has reviewed salary surveys commissioned by the American Electronics Association, and has reviewed proxy statements from nine companies believed by the Committee to be comparable in size and complexity.

EXECUTIVE BONUS PLAN

     The Board of Directors has adopted an Executive Bonus Plan for fiscal 1995 upon recommendation of the Compensation Committee. The Compensation Committee reviewed the operation of the Executive Bonus Plan in effect during fiscal 1994 in order to determine whether adjustments to the arrangements were warranted. Based on the review, the Plan was adjusted in several respects for fiscal 1995. The Executive Bonus Plan provides for a quarterly bonus based upon a percentage of profits, except for Mr. Daub, who receives incentive compensation under a commission plan based on a percentage of orders. Specific participation percentages for each executive officer were established with reference to the officer's area and scope of responsibility within the Company.

CHIEF EXECUTIVE OFFICERS' COMPENSATION

     The Compensation Committee determined that it continued to be appropriate that base compensation for Messrs. Blethen and Francis be identical, and provided other compensation consistent with the goal of equal total compensation for the two Presidents. The Committee determined that it was appropriate that the Presidents' base salaries for fiscal 1995 remain unchanged from the level set by the Committee during fiscal 1994, and that any increase in total compensation of the Presidents should derive from their participation in the Executive Bonus Plan and from stock options. The decisions made with respect to the fiscal 1995 compensation of the Presidents were intended to more closely align the interests of the Presidents with the interests of the Company and its stockholders.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     The Committee determined the appropriate portion of each other executive officer's total potential cash compensation to be contingent upon performance and payable under the Executive Bonus Plan which was in effect for fiscal 1995. Bonuses were paid in fiscal 1995 to two executive officers under this Executive Bonus Plan. The bonuses ranged from approximately 28 to 35% of the executive officer's total compensation. The Committee set base salaries with reference to both the base salary of the chief executive officers and the salaries of officers with comparable responsibilities in the comparable companies. The average increase in base salaries, approximately four and one-half percent over fiscal 1994, was deemed appropriate by the Committee.

EQUITY ARRANGEMENTS

     The Company maintains two stock option plans and one employee stock purchase plan. Each executive officer is eligible for stock option grants under one of the stock option plans. In determining the size of grants to be made to executive officers, the Committee seeks to implement its stated goal that there be appropriate linkage between executive compensation and the creation of stockholder value. If executive officers are able to increase the market capitalization of the Company, their stock options will achieve significant value and the stockholders will have benefited generally. There is no fixed ratio between Company performance and size of grants or between base salary and size of grants.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The Committee believes that any compensation deemed paid to an executive officer when he or she exercises an outstanding option granted under that Plan with an exercise price equal to the fair market value of the option share on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Otherwise, it is not expected that the compensation to be paid to the Company's executive officers for fiscal 1996 will exceed the $1 million limit per officer.

                                          Robert E. Moore
                                          Jacques Bouyer


STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended July 31, 1995 with the total return on the Standard & Poor's 500 Composite
Index and the Standard & Poor's High Technology Composite Index. The comparison assumes $100 was invested on July 31, 1990 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

                                                                   S&P HIGH
                                                    S&P 500       TECHNOLOGY
MEASUREMENT PERIOD                LTX CORPO-       COMPOSITE       COMPOSITE
(FISCAL YEAR COVERED)               RATION           INDEX           INDEX
7/90                                100.00           100.00          100.00
7/91                                140.00           113.00          104.00
7/92                                 46.00           127.00          110.00
7/93                                127.00           138.00          119.00
7/94                                 95.00           145.00          183.00
7/95                                312.00           183.00          232.00

       ITEM 2.  PROPOSAL TO AMEND THE 1993 EMPLOYEES' STOCK PURCHASE PLAN

     The Board of Directors has adopted an amendment to the 1993 Employees' Stock Purchase Plan (the "Purchase Plan"), subject to approval by the stockholders, to increase the number of shares available for issuance under the Purchase Plan from 600,000 to 1,200,000. The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of an increase in the available shares, no additional shares will be available for purchase under the Purchase Plan, except to the extent that shares are not purchased during the current offering period due to the withdrawal of a plan participant. The following is a summary of the material provisions of the Purchase Plan.

     The purpose of the Purchase Plan is to encourage ownership of stock by employees of the Company and its subsidiaries and to provide additional incentive for the employees to promote the success of the Company.

     The Purchase Plan provides that the Company may grant options for not more than 600,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. Options are granted to eligible employees on each February 1 and August 1 which is designated by the Board of Directors as an Offering Commencement Date.

     All Employees who are customarily employed by the Company or a participating subsidiary for more than twenty hours per week and more than five months per year will be eligible to receive options. No option will be granted, however, if after the exercise of the option and all other options held by the employee, the employee would own stock possessing five percent or more of the total voting power or value of the Company's stock. In addition, no option will be granted which will cause the optionee's right to purchase shares of the Company's common stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of fair market value of the stock in any calendar year.

     Eligible employees may elect to participate in the Purchase Plan by executing a membership agreement which provides for a percentage, which shall be a whole percentage between one and fifteen percent, or such range as may be determined by the Board of Directors, of his or her gross compensation to be withheld each pay period. Options granted under the Purchase Plan will be automatically exercised, on the date six months after the grant date (the "Offering Termination Date"), to the extent of the employee's accumulated payroll deductions not withdrawn on or prior to that date. The Purchase Plan limits the number of shares which can be issued for any six-month offering period under the Purchase Plan to 150,000 shares. Options will expire if not exercised on the Offering Termination Date relating to the shares or if the employee ceases, for any reason other than retirement or death, to be employed by the Company. Accumulated payroll deductions not applied to the exercise of options will be returned to the employee. Options granted under the Purchase Plan are not transferable otherwise than by will and under the laws of descent and distribution and, during the lifetime of the optionee, may not be exercised by anyone other than the optionee. In the event of the death or retirement of the optionee, the employee or his or her beneficiary shall be entitled to withdraw the employee's accumulated payroll deductions or to exercise the employee's options to the extent of the employee's accumulated payroll deductions as of the date of his or her death. Exercise of the options by the beneficiary of an employee will be permitted only on receipt by the Company of a request therefor in writing.

     The exercise price is 85% of the lower of the market value of the stock on the Offering Commencement Date or the Offering Termination Date.

     The Purchase Plan is administered by the Board of Directors. The Purchase Plan may be amended or terminated at any time by the Board of Directors but no amendments may, without approval by the stockholders, increase the maximum number of shares purchasable under the Purchase Plan, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of the options or extend the period during which the options may be granted or exercised under the Purchase Plan.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined by Section 423 of the Internal Revenue Code. Under the applicable Code provision, an employee will incur no federal income tax on either the grant or the exercise of an option granted under the Purchase Plan. If the employee sells or otherwise disposes of the shares within two years after the date the option was granted or within one year after the date the option was exercised, the employee will be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares at the time the option was exercised, and the Company will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the employee's tax basis in the shares, which is equal to the exercise price plus the amount taxed as ordinary income, will be recognized as a capital gain or loss.

     If the employee sells or disposes of the shares more than two years after the option was granted and more than one year after the option was exercised, the employee will be taxed at ordinary income rates on the amount equal to the excess of the fair market value of the shares at the time the option was granted, whichever is less, and the Company will not be entitled to a corresponding deduction. The difference between the amount realized on the disposition of the shares and the optionee's tax basis in the shares will be recognized as a long-term capital gain or loss.

     The Board of Directors believes that it is in the best interest of the Company and its stockholders to have the flexibility to be able to continue to offer its present and prospective employees options under an employee stock purchase plan to provide them with additional incentive to promote the success of the Company.

RECOMMENDED VOTE

     An affirmative vote of a majority of the Company's common stock represented in person or by proxy at the meeting is necessary to approve the amendment to the 1993 Employees' Stock Purchase Plan. The Board of Directors recommends that you vote "FOR" this proposal.

         ITEMS 3 AND 4.  PROPOSALS TO AMEND THE 1990 STOCK OPTION PLAN

     The Board of Directors has adopted an amendment to the 1990 Stock Option Plan (as amended, the "1990 Plan"), subject to approval by the stockholders, to provide that each director who is not an employee of the Company will receive options to purchase 20,000 shares of the Company's common stock on the date first elected to the Board, and, at each Annual Meeting after the 1995 Annual Meeting, 6,000 additional shares in each year served as a member of the Board, 3,000 additional shares in each year served as a chairman of a committee of the Board and 1,500 additional shares in each year served as a member of a committee of the Board. Each such option will have a fair market value exercise price and will be exercisable, cumulatively, to the extent of twenty percent of the option shares on the first anniversary date of the grant of the option, thirty-five percent of the option shares on the second anniversary date of the option grant and forty-five percent of the option shares on the third anniversary date of the option grant. In the event any director standing for re-election is not re-elected to the Board, all of such director's unexercisable option shares will become exercisable immediately. The amendment also provides that on the day of the 1996 Annual Meeting, as consideration for changing the exercise price of future options from $1.00 to fair market value, each director who is not an employee of the Company and has served as a director for at least one year, will receive a one-time grant of an option to purchase 10,000 shares of the Company's common stock at a fair market value exercise price, which option will be immediately exercisable. The Board of Directors believes that in order to more closely align the Board with the interests of stockholders, the exercise price of options issued to directors who are not employees should be set at fair market value and the stock ownership of these directors should be increased. The amendments to the 1990 Plan are designed to achieve this and, if adopted by the stockholders, would become effective the day after the 1995 Annual Meeting. Prior to this amendment, the 1990 Plan provided that each director who is not an employee of the Company would receive options to purchase 20,000 shares of the Company's common stock on the date first elected to the Board, and, at each Annual Meeting, options to purchase 6,000 additional shares in each year served as a member of the Board, 2,000 additional shares in each year served as a chairman of a committee of the Board and 1,000 additional shares in each year served as a member of a committee of the Board. Each such option has an option exercise price of $1.00 per share and is exercisable, cumulatively, to the extent of one-third of the option shares on each of the first three anniversary dates of the grant of the option. In the event any director standing for re-election was not re-elected to the Board, all of such director's unexercisable option shares would become exercisable immediately. These provisions of the 1990 Plan cannot be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

     The Board of Directors has, in addition, subject to stockholder approval, adopted an amendment to the 1990 Plan to increase the number of shares available for issuance under the 1990 Plan from 2,700,000 to 3,700,000.

     As of October 1, 1995, 1,327,122 shares of common stock remain subject to future grant under the 1990 Plan, (although the number currently subject to future grant may increase in the event that presently outstanding options expire or are surrendered or terminated before their exercise). The following is a summary of the material provisions of the 1990 Plan.

     The 1990 Plan is intended to advance the interests of the Company and its stockholders by improving the Company's ability to attract and retain qualified individuals who are in a position to contribute to the management and growth of the Company and its subsidiaries and to provide additional incentive for such individuals to contribute to the Company's future success.

     The 1990 Plan provides that the Company may grant options for not more than 2,700,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. In the event that any option expires or terminates for any reason without being exercised in full, the unpurchased shares covered thereby will be available for reoffering under the 1990 Plan. Options under the 1990 Plan may be granted on or after October 24, 1990 but not later than October 23, 2000.

     An option under the 1990 Plan may be granted only to an employee, director or consultant of the Company or its subsidiaries. The aggregate fair market value of common stock for which incentive options held by any participant may first become exercisable in any calendar year (determined as of the time the incentive option is granted) shall not exceed $100,000.

     The exercise price under each incentive option granted pursuant to the 1990 Plan shall not be less than 100% of the fair market value on the date of grant. The exercise price of each nonstatutory option is not so limited.

     The 1990 Plan is administered by the Board of Directors of the Company or by a committee composed of members of the Board (the Board of Directors or any such committee being hereinafter referred to as the "Committee"). With respect to directors and officers eligible to receive an option under the 1990 Plan, the 1990 Plan shall be administered by a special committee (the "Special Committee") of the Board of Directors who are "disinterested persons" as defined under
Section 16 of the Securities Exchange Act of 1934. The Committee or the Special Committee, as the case may be, will have complete authority, subject to the limitations described herein, to determine which eligible employees will be granted options, the time at which options will be granted, the number of shares covered by each option, and the option period.

     Each option under the 1990 Plan will be evidenced by a written option agreement in such form as may be approved by the Committee. Each option will be exercisable in one or more installments at the time provided in the option agreement, except that no incentive option may be exercised later than 10 years from the date of its grant. Each option will provide that the option will become immediately exercisable in full in the event of a change of control. Options granted under the 1990 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of an optionee only by the optionee. All rights to purchase shares will cease to accrue upon the death or other termination of employment of an optionee, and any accrued rights not then exercised are exercisable only within a limited period thereafter.

     The 1990 Plan is intended to qualify as an "incentive stock option plan" within the meaning of Section 422 of the Internal Revenue Code of 1986, but not all options granted under the 1990 Plan are required to be incentive options. Under the applicable Code provisions, an employee will recognize no income subject to federal income taxation upon either the grant or exercise of an incentive option under the 1990 Plan, and the Company will not be entitled to a deduction for federal income tax purposes as a result of the grant or exercise of the incentive option. Generally, if an optionee disposes of the incentive option shares more than two years after the date the option was granted and more than one year after the exercise of the option, the gain or loss on a sale of the incentive option shares, equal to the difference between the sales price and the option exercise price, will be treated as long-term capital gain or loss. In that case the Company will not be entitled to a deduction at the time the optionee sells the option shares. If the optionee sells the incentive option shares within two years after the date the option is granted or within one year after the date the option is exercised, the optionee will generally be taxed on an ordinary income basis on the sale of the shares on an amount equal to the difference between the fair market value at exercise and the incentive option exercise price. The Company will be allowed a deduction at that time in an amount equal to the ordinary income realized by the employee. In addition, some optionees may be subject to a minimum tax on tax preference income. No taxable income will be recognized by an individual upon the grant of a nonstatutory option under the 1990 Plan. Upon the exercise of the nonstatutory option, however, the amount, if any, by which the fair market value of the shares at exercise exceeds the option exercise price will be treated as ordinary income to the individual in the year of exercise. In that case the Company will be allowed an income tax deduction in an amount equal to the amount the individual recognizes as ordinary income.

RECOMMENDED VOTES

     An affirmative vote of a majority of the Company's common stock represented in person or by proxy at the meeting is necessary to approve the amendment to the 1990 Stock Option Plan to change the award of options to members of the Board of Directors who are not employees of LTX Corporation. The Board of Directors recommends that you vote 'FOR' this proposal.

     An affirmative vote of a majority of the Company's common stock represented in person or by proxy at the meeting is necessary to approve the amendment to the 1990 Stock Option Plan to increase the number of shares subject to the 1990 Plan. The Board of Directors recommends that you vote 'FOR' this proposal.

                        INFORMATION CONCERNING AUDITORS

     Arthur Andersen LLP, who have been selected by the Board of Directors as independent public accountants to audit the financial statements of the Company for the 1996 fiscal year, have served as auditors for the Company since 1980. Representatives of Arthur Andersen LLP are expected to be at the 1995 Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be submitted for vote at the 1996 Annual Meeting must be delivered to the Company on or before July 9, 1996. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

                                 OTHER MATTERS

     As of this date, management knows of no business which may properly come before the 1995 Annual Meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

                                          PAMELA A. KEATING, Clerk

                               LTX CORPORATION
P                       LTX PARK AT UNIVERSITY AVENUE
                        WESTWOOD, MASSACHUSETTS 02090
R                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O

X       The undersigned hereby appoints Martin S. Francis and Roger W. Blethen or either of them as Proxies, each with the power to appoint his substitute,
Y and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX Corporation held of record by the undersigned on October 31, 1995, at the annual meeting of stockholders to be held on December 13, 1995, and any adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

    SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES. HOWEVER, YOU MUST SIGN AND RETURN THIS CARD TO ASSURE
    REPRESENTATION OF YOUR SHARES.                                -----------
                                                                  SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
                                                                  -----------

/X/ VOTES AS IN
    THIS EXAMPLE.
PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO PROPOSALS NO. 1, 2, 3 AND 4.

1.  To elect Class III Directors for three-year terms ending 1998.
                                     -----

Nominees:  Jacques Bouyer, Martin S. Francis and Samuel Rubinovitz

           / / FOR ALL                  / / WITHHELD FROM
               NOMINEES                     ALL NOMINEES


/ /___________________________________________________
For, except vote withheld from the nominee noted above


2. Approval of the amendment to the 1993 Employees' Stock Purchase Plan to increase the number of shares subject to the Plan from 600,000 to 1,200,000 shares.

                        FOR        AGAINST       ABSTAIN
                        / /          / /           / /


3. Approval of the amendment to the 1990 Stock Option plan to change the award of options to members of the Board of Directors who are not employees of LTX Corporation.

                        FOR        AGAINST       ABSTAIN
                        / /          / /           / /

4. Approval of the amendment to the 1990 Stock Option Plan to increase the number of shares subject to the Plan from 2,700,000 to 3,700,000.

                        FOR        AGAINST       ABSTAIN
                        / /          / /           / /

5. To transact such other business as may properly come before the meeting and any adjournments therof.


                                                           MARK HERE    / /
                                                          FOR ADDRESS
                                                           CHANGE AND
                                                          NOTE AT LEFT


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.


Signature: _________________________________________ Date ___________________

Signature: _________________________________________ Date ___________________